Exhibit 99.1

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED FINANCIAL STATEMENTS

As of and for the fiscal years ended September 25, 2015 and September 26, 2014

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

INDEPENDENT AUDITORS' REPORT

To the Senior Management of TE Connectivity Ltd.

Schaffhausen, Switzerland

We have audited the accompanying combined financial statements of the Circuit Protection Devices Business (the “Company”) of TE Connectivity Ltd., which comprise the balance sheets as of September 25, 2015 and September 26, 2014, and the related combined statements of operations, comprehensive income, business unit equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Circuit Protection Devices Business of TE Connectivity Ltd. as of September 25, 2015 and September 26, 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 and Note 2 of the combined financial statements, the combined balance sheets and combined statements of operations include allocations from TE Connectivity Ltd.These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Circuit Protection Devices Business operated as a separate entity apart from TE Connectivity Ltd. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 8, 2016

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 25, 2015 and September 26, 2014

	Fiscal
	2015	2014
	(in thousands)
Net sales	$193,288	$224,224
Cost of sales	122,907	139,645
Gross margin	70,381	84,579
Selling expenses	18,175	21,320
General and administrative expenses	13,954	16,446
Research, development, and engineering expenses	13,760	16,100
Restructuring charges, net	483	6,985
Income before income taxes	24,009	23,728
Income tax expense	9,770	6,125
Net income	$14,239	$17,603

See Notes to Combined Financial Statements.

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

Fiscal Years Ended September 25, 2015 and September 26, 2014

	Fiscal
	2015	2014
	(in thousands)
Net income	$14,239	$17,603
Other comprehensive loss:
Currency translation	(5,357)	(4,065)
Other comprehensive loss	(5,357)	(4,065)
Comprehensive income	$8,882	$13,538

See Notes to Combined Financial Statements.

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED BALANCE SHEETS

As of September 25, 2015 and September 26, 2014

	Fiscal Year End
	2015	2014
	(in thousands)
Assets
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $34 and $84, respectively	$36,901	$42,969
Inventories	18,186	21,335
Prepaid expenses and other current assets	4,476	5,166
Deferred income taxes	5,181	5,500
Total current assets	64,744	74,970
Property, plant, and equipment, net	42,631	45,710
Goodwill	80,000	80,000
Intangible assets, net	17,931	20,046
Deferred income taxes	4,845	4,902
Other assets	8,219	12,124
Total Assets	$218,370	$237,752
Liabilities and Business Unit Equity
Current liabilities:
Accounts payable	$22,775	$25,603
Accrued and other current liabilities	20,440	23,369
Total current liabilities	43,215	48,972
Deferred income taxes	6,720	7,488
Income taxes	4,288	6,615
Other liabilities	2,060	1,902
Total Liabilities	56,283	64,977
Commitments and contingencies (Note 9)
Business Unit Equity:
Parent company investment	145,590	150,921
Accumulated other comprehensive income	16,497	21,854
Total Business Unit Equity	162,087	172,775
Total Liabilities and Business Unit Equity	$218,370	$237,752

See Notes to Combined Financial Statements.

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF BUSINESS UNIT EQUITY

Fiscal Years Ended September 25, 2015 and September 26, 2014

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Business Unit Equity
		(in thousands)
Balance at September 27, 2013	$149,525	$25,919	$175,444
Net income	17,603	—	17,603
Other comprehensive loss	—	(4,065)	(4,065)
Total comprehensive income (loss)	17,603	(4,065)	13,538
Net decrease in Parent company investment	(16,207)	—	(16,207)
Balance at September 26, 2014	$150,921	$21,854	$172,775
Net income	14,239	—	14,239
Other comprehensive loss	—	(5,357)	(5,357)
Total comprehensive income (loss)	14,239	(5,357)	8,882
Net decrease in Parent company investment	(19,570)	—	(19,570)
Balance at September 25, 2015	$145,590	$16,497	$162,087

See Notes to Combined Financial Statements.

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 25, 2015 and September 26, 2014

	Fiscal
	2015	2014
	(in thousands)
Cash Flows From Operating Activities:
Net income	$14,239	$17,603
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	9,225	11,152
Non-cash restructuring charges	—	2,811
Deferred income taxes	(1,238)	(4,750)
Provision for losses on accounts receivable and inventories	(1,626)	(184)
Share-based compensation expense	1,093	1,175
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	4,908	(1,036)
Inventories	4,019	686
Accounts payable	(2,969)	(1,743)
Accrued and other current liabilities	(4,582)	3,446
Other	452	926
Net cash provided by operating activities	23,521	30,086
Cash Flows From Investing Activities:
Capital expenditures	(6,543)	(6,632)
Net cash used in investing activities	(6,543)	(6,632)
Cash Flows From Financing Activities:
Net financing activities with Parent and Parent’s subsidiaries	(16,978)	(23,454)
Net cash used in financing activities	(16,978)	(23,454)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of fiscal year	—	—
Cash and cash equivalents at end of fiscal year	$—	$—

See Notes to Combined Financial Statements.

THE CIRCUIT PROTECTION DEVICES BUSINESS OF TE CONNECTIVITY LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Circuit Protection Devices business (“CPD” or the “Company”) of TE Connectivity Ltd. (“TE Connectivity” or “Parent”) is a leading global designer and manufacturer of electronic circuit protection devices with over thirty years of industry leadership. The Company focuses on Polymeric Positive Technology Coefficient (“PPTC”) technology. PPTC devices, magnetic circuit breakers, gas discharge tubes, hybrid PPTC/Zener diode devices, and metal hybrid protection devices are circuit protection devices that help protect a circuit from damage caused by one or more of an overcurrent, overvoltage, or temperature fault. PPTC devices are resettable devices made from a blend of polymer and a conducive filler. CPD’s customers include large global electronics manufacturers, automotive original equipment manufacturers, and industrial product and robotic manufacturers.

These combined financial statements (“Combined Financial Statements”) reflect the combined historical results of operations, financial position, and cash flows of CPD described in more detail below. Unless otherwise indicated, references in the notes to the Combined Financial Statements to “we”, “us,” and “our” refer to CPD and its combined operations. References to the Combined Financial Statements refer to the information included herein with respect to the historical results of operations, financial position, and cash flows of CPD, which is a business unit of Parent.

CPD has four core end-markets for its products, including:

●	Automotive: CPD provides motor protection, thermal protection, as well as circuit protection devices in infotainment and electronic features within cars.

●	Battery: CPD provides circuit protection devices for portable electronic applications, including smart phones, tablets and notebook PCs.

●

Business, Communication & Entertainment (BCE): CPD provides over-current protection and over-voltage protection devices for digital electronics, such as printers, set-top boxes, gaming systems and modems.

●	Industrial: CPD provides circuit protection devices to intelligent building applications, automation, data centers, and LED industries.

Basis of Presentation

These Combined Financial Statements have been prepared in United States (“U.S.”) dollars in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The assets and liabilities in the Combined Financial Statements have been reflected on a historical cost basis, as included in the historical consolidated balance sheets of Parent. The combined statements of operations include allocations for a) certain support functions that are provided on a centralized basis by Parent and historically recorded at the business unit level and b) corporate costs not historically allocated by Parent to the business unit level. These expenses include departmental charges related to executive office, finance, tax, treasury, human resources, information technology, and legal, among others. These expenses have been allocated to CPD on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of operating income, headcount or other measures of CPD or Parent. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from Parent, are reasonable. Nevertheless, the Combined Financial Statements may not include the actual expenses that would have been incurred by CPD and may not reflect the combined results of operations, financial position, and cash flows had it been a stand-alone business during the periods presented. Actual costs that would have been incurred if CPD had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Fiscal Year

Unless otherwise indicated, references in the Combined Financial Statements to fiscal 2015 and 2014 are to our fiscal years ended September 25, 2015 and September 26, 2014. Our fiscal year is a "52-53 week" year ending on the last Friday of September, such that each quarterly period is 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will include 14 weeks. Fiscal 2015 and 2014 were each 52 weeks in length.

Use of Estimates

The preparation of the Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates in these Combined Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows and discount rates associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, legal contingencies, tax reserves and deferred tax asset valuation allowances, and the determination of discount and other rate assumptions for pension benefit expenses. Actual results could differ materially from these estimates.

2. Summary of Significant Accounting Policies

Principles of Combination

The Combined Financial Statements include assets and liabilities that have been determined to be either specifically identifiable or otherwise attributable to CPD. In certain cases, assets or liabilities that were not specifically identified to the CPD business were allocated on a proportional basis in the combined balance sheets using financial metrics deemed most appropriate for each account. All significant intercompany transactions and accounts within CPD’s combined businesses have been eliminated. All intercompany transactions between CPD and Parent have been included in these Combined Financial Statements as Parent company investment. Expenses related to corporate allocations from Parent to CPD are considered to be effectively settled for cash in the Combined Financial Statements at the time the transaction is recorded, with the offset recorded against Parent company investment. See Note 14 for additional information regarding transactions with Parent and other related-party transactions.

Revenue Recognition

Our revenues are generated principally from the sale of our products. Revenue from the sale of products is recognized at the time title and the risks and rewards of ownership pass to the customer. This generally occurs when the products reach the shipping point, the sales price is fixed and determinable, and collection is reasonably assured.

We generally warrant that our products will conform to our or mutually agreed to specifications and that our products will be free from material defects in materials and workmanship for a limited time. We limit our warranty to the replacement or repair of defective parts or a refund or credit of the price of the defective product. We accept returned goods only when the customer makes a verified claim and we have authorized the return.

We provide certain distributors with an inventory allowance for returns or scrap equal to a percentage of qualified purchases. A reserve for estimated returns and scrap allowances is established at the time of the sale, based on an agreed upon fixed percentage of sales to distributors, and is recorded as a reduction of sales.

Other allowances include customer quantity and price discrepancies. A reserve for other allowances is generally established at the time of sale based on historical experience and is recorded as a reduction of sales. We believe we can reasonably and reliably estimate the amounts of future allowances.

Cash and Cash Equivalents

Parent employs a cash pooling structure globally that results in cash balances being centrally managed. Transfers of cash to and from Parent’s cash management function are reflected as a component of Parent company investment in the combined balance sheets.

Inventories

Inventories are recorded at the lower of cost or market value using the first-in, first-out cost method.

Property, Plant, and Equipment, Net

Property, plant, and equipment is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are 10 to 20 years for land improvements, 5 to 40 years for buildings and improvements, and 1 to 15 years for machinery and equipment. The combined balance sheets include property, plant, and equipment owned by CPD. Transfers of property, plant, and equipment between the Company and Parent are accounted for as changes in Parent company investment.

We periodically evaluate, when events and circumstances warrant, the net realizable value of property, plant, and equipment and other long-lived assets, relying on a number of factors including operating results, business plans, economic projections, and anticipated future cash flows. When indicators of potential impairment are present, the carrying value of the asset group is evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying asset group. Impairment of the carrying value is recognized whenever anticipated future undiscounted cash flow estimates are less than the carrying value of the asset. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows and discount rates, reflecting varying degrees of perceived risk.

Goodwill and Other Intangible Assets

Intangible assets include both indeterminable-lived residual goodwill and determinable-lived identifiable intangible assets. Intangible assets with a determinable life primarily include intellectual property, consisting of patents, trademarks, and unpatented technology, as well as customer relationships. Recoverability estimates range from 5 to 50 years and costs are generally amortized on a straight-line basis. An evaluation of the remaining useful life of determinable-lived intangible assets is performed on a periodic basis and when events and circumstances warrant an evaluation.

At September 25, 2015, we had one reporting unit. Goodwill impairment is evaluated by comparing the carrying value of our reporting unit to its fair value on the first day of the fourth fiscal quarter of each year or whenever we believe a triggering event requiring a more frequent assessment has occurred. In assessing the existence of a triggering event, management relies on a number of reporting-unit-specific factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors to the impairment analysis.

When testing for goodwill impairment, we perform a step I goodwill impairment test to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of impairment, if any. In the step II goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The implied fair value of goodwill is determined in a manner consistent with how goodwill is recognized in a business combination. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

Fair value estimates used in the step I goodwill impairment tests are calculated using an income approach based on the present value of future cash flows of the reporting unit. The income approach generally has been supported by guideline analyses (a market approach). These approaches incorporate a number of assumptions including future growth rates, discount rates, income tax rates, and market activity in assessing fair value and are reporting unit-specific. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

Research and Development

Research and development expenditures are expensed when incurred and are included in research, development, and engineering expenses in our combined statements of operations. Research and development expenses include salaries, direct costs incurred, and building and overhead expenses and totaled $12,351 thousand and $14,644 thousand in fiscal 2015 and 2014, respectively.

Income Taxes

Income taxes are computed in accordance with the provisions of Accounting Standards Codification (“ASC”) 740, Income Taxes. Certain portions of CPD’s operations have historically been included in Parent’s U.S. federal and state tax returns or non-U.S. jurisdiction tax returns. Income taxes as presented herein attribute current and deferred income taxes of Parent to CPD’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, CPD’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and the benefits of a consolidated return have been reflected where such returns have or could be filed based on the entities’ jurisdictions included in the financial statements. As a result, actual tax transactions included in the consolidated financial statements of Parent may not be included in the separate Combined Financial Statements of CPD. Similarly, the tax treatment of certain items reflected in the separate Combined Financial Statements of CPD may not be reflected in the consolidated financial statements and tax returns of Parent. Therefore, portions of items such as net operating losses, credit carryforwards, other deferred taxes, uncertain tax positions, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements.

In the Combined Financial Statements, CPD’s results of operations in each taxing jurisdiction have been treated as if they were generated in separate taxable entities for the purposes of applying ASC 740. Certain of CPD’s U.S. and non-U.S. operations generated tax losses that were included in profitable subsidiaries of Parent. In these Combined Financial Statements, we have presented these tax losses as hypothetical tax loss carryforwards, subject to a valuation allowance if applicable. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of particular assets and liabilities and operating loss carryforwards using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Because portions of CPD’s operations are included in Parent’s tax returns, payments to certain tax authorities are made by Parent, and not by CPD. CPD does not maintain taxes payable to/from Parent and the payments are deemed to settle the annual current tax payable balances immediately with the legal entities paying the tax in the respective jurisdictions through changes in Parent company investment.

Fair Value Measurements and Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, specifies a fair value hierarchy based upon the observable inputs utilized in valuation of certain assets and liabilities. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. Fair value measurements are classified under the following hierarchy:

•	Level 1. Quoted prices in active markets for identical assets and liabilities.

•

Level 2. Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3. Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flows methodologies, and similar techniques that use significant unobservable inputs.

Our financial instruments consist primarily of accounts receivable and payable. These instruments are recorded on our combined balance sheets at book value because we believe that book value approximates fair value due to the short-term nature of these instruments. The following is a description of the valuation methodologies used for the respective financial instruments:

•	Accounts receivable. Accounts receivable are valued based on the net value expected to be realized. The net realizable value generally represents an observable contractual agreement (level 2).

•	Accounts payable. Accounts payable are valued based on the net value expected to be paid, generally supported by an observable contractual agreement (level 2).

Business Unit Equity

Business unit equity includes Parent’s investment in CPD and accumulated other comprehensive income. See Note 14 for additional information regarding transactions with Parent and other related-party transactions.

Pension Benefits

CPD employees are eligible to participate in certain of Parent’s defined benefit pension plans with employees from other Parent businesses (the “Shared Plans”). CPD accounts for the Shared Plans as multiemployer plans, recording actuarially-determined service and interest cost as an allocation of net periodic benefit costs associated with CPD employees participating in those Shared Plans.

Share-Based Compensation

We determine the fair value of share awards of Parent stock on the date of grant. Share options are valued using the Black-Scholes-Merton valuation model; restricted share awards are valued using our end-of-day share price on the date of grant. That fair value is expensed ratably over the expected service period, with an allowance made for estimated forfeitures based on historical employee activity. For share-based compensation amounts related to CPD employees, the expense was specifically identified. With regard to non-CPD employees, such as Parent’s corporate employees, expenses were proportionally allocated to general and administrative expenses based upon operating income.

Currency Translation

For our non-U.S. dollar functional currency subsidiaries, assets and liabilities are translated into U.S. dollars using fiscal period end exchange rates. Sales and expenses are translated at average monthly exchange rates. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within business unit equity.

Gains and losses resulting from foreign currency transactions, which are included in earnings, were not significant in fiscal 2015 and 2014.

Restructuring Charges, Net

Restructuring activities involve employee-related termination costs, facility exit costs, and asset impairments resulting from reductions-in-force, migration of facilities or product lines from higher-cost to lower-cost countries, or consolidation of facilities within countries. We recognize termination costs based on requirements established per severance policy, government law, or previous actions. Facility exit costs generally reflect the cost to terminate a facility lease before the end of its term (measured at fair value at the time we cease using the facility) or costs that will continue to be incurred under the facility lease without future economic benefit to us. Restructuring activities often result in the disposal or abandonment of assets that require an acceleration of depreciation or impairment reflecting the excess of the assets’ carrying values over fair value.

The recognition of restructuring costs require that we make certain judgments and estimates regarding the nature, timing, and amount of costs associated with the planned exit activity. To the extent our actual results differ from our estimates and assumptions, we may be required to revise the estimated liabilities, requiring the recognition of additional restructuring costs or the reduction of liabilities already recognized. At the end of each reporting period, we evaluate the remaining accrued balances to ensure these balances are properly stated and the utilization of the reserves are for their intended purpose in accordance with developed exit plans.

Contingent Liabilities

We record a loss contingency when the available information indicates it is probable that we have incurred a liability and the amount of the loss is reasonably estimable. When a range of possible losses with equal likelihood exists, we record the low end of the range. The likelihood of a loss with respect to a particular contingency is often difficult to predict, and determining a meaningful estimate of the loss or a range of loss may not be practicable based on information available. In addition, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must continuously be evaluated to determine whether a loss is probable and a reasonable estimate of that loss can be made. When a loss is probable but a reasonable estimate cannot be made, or when a loss is at least reasonably possible, disclosure is provided.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASC 606, Revenue from Contracts with Customers. This guidance supersedes ASC 605, Revenue Recognition, and introduces a single, comprehensive, five-step revenue recognition model. ASC 606 also enhances disclosures related to revenue recognition. ASC 606 will be effective for us in the first quarter of fiscal 2019 and allows for either a full retrospective or a modified retrospective approach at adoption. We are continuing to assess the impact of adopting ASC 606, but do not expect adoption to have a material impact on our results of operations or financial position.

3. Restructuring Charges, Net

Activity in our restructuring reserves, which primarily consist of employee severance costs, is summarized as follows:

	Balance at Beginning of Fiscal Year	Charges(1)	Changes in Estimate(1)	Cash Payments	Non-Cash Items and Other(2)	Balance at End of Fiscal Year
	(in thousands)

Fiscal 2015 Activity:
Pre-Fiscal 2014 Actions	$6,839	$483	$—	$(2,544)	$(435)	$4,343
Fiscal 2014 Activity:
Pre-Fiscal 2014 Actions	$5,387	$7,621	$(636)	$(2,223)	$(3,310)	$6,839

(1)	Charges and changes in estimate represent total restructuring charges, net on the combined statements of operations.

(2)	Includes non-cash charges associated with asset write-offs and the effects of currency translation.

Prior to fiscal 2014, we initiated restructuring programs primarily associated with headcount reductions and manufacturing site closures. In connection with these programs, we recorded net restructuring charges of $483 thousand and $6,985 thousand during fiscal 2015 and 2014, respectively. We do not expect to incur any additional charges related to programs initiated prior to fiscal 2014.

Total Restructuring Reserves

At September 25, 2015 and September 26, 2014, all restructuring reserves were included in accrued and other current liabilities on the combined balance sheets.

4. Inventories

Inventories consisted of the following:

	Fiscal Year End
	2015	2014
	(in thousands)
Raw materials	$3,511	$3,699
Work in progress	7,419	8,486
Finished goods	7,256	9,150
Inventories	$18,186	$21,335

5. Property, Plant, and Equipment, Net

Net property, plant, and equipment consisted of the following:

	Fiscal Year End
	2015	2014
	(in thousands)
Land and improvements	$6,011	$6,650
Buildings and improvements	17,103	18,282
Machinery and equipment	117,551	126,759
Construction in process	5,804	6,326
Gross property, plant, and equipment	146,469	158,017
Accumulated depreciation	(103,838)	(112,307)
Property, plant, and equipment, net	$42,631	$45,710

Depreciation expense was $7,161 thousand and $9,083 thousand in fiscal 2015 and 2014, respectively.

6. Intangible Assets, Net

Intangible assets consisted of the following:

	Fiscal Year End
	2015			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
Intellectual property	$50,570	$(33,359)	$17,211	$50,570	$(31,336)	$19,234
Other	1,080	(360)	720	1,154	(342)	812
Total	$51,650	$(33,719)	$17,931	$51,724	$(31,678)	$20,046

Intangible asset amortization expense was $2,064 thousand and $2,069 thousand for fiscal 2015 and 2014, respectively.

The aggregate amortization expense on intangible assets is expected to be as follows:

(in thousands)
Fiscal 2016	$2,072
Fiscal 2017	2,072
Fiscal 2018	2,072
Fiscal 2019	2,049
Fiscal 2020	2,038
Thereafter	7,628
Total	$17,931

7. Goodwill

Goodwill was $80,000 thousand and accumulated impairment losses were $214,000 thousand at September 25, 2015. There were no changes to these balances from fiscal 2014 or 2013.

8. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	Fiscal Year End
	2015	2014
	(in thousands)
Accrued payroll and employee benefits	$9,235	$11,145
Restructuring reserves	4,343	6,839
Value-added and other duties and taxes payable	2,192	2,635
Income taxes payable	1,820	—
Warranty liability	448	559
Other	2,402	2,191
Accrued and other current liabilities	$20,440	$23,369

9. Commitments and Contingencies

General Matters

We have facility, land, vehicle, and equipment leases that expire at various dates. Rental expense under these leases was $619 thousand and $665 thousand for fiscal 2015 and 2014, respectively. At September 25, 2015, the minimum lease payment obligations under non-cancelable lease obligations were as follows:

(in thousands)
Fiscal 2016	$483
Fiscal 2017	381
Fiscal 2018	321
Fiscal 2019	149
Fiscal 2020 and thereafter	—
Total	$1,334

Legal Proceedings

In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, employment disputes, disputes on agreements, other commercial disputes, environmental matters, antitrust claims, and tax matters, including non-income tax matters such as value added tax, sales and use tax, real estate tax, and transfer tax. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information, and applicable law, we do not expect that the outcome of these proceedings, either individually or in the aggregate, will have a material effect on our results of operations, financial position, or cash flows.

10. Retirement Plans

Certain CPD employees participate in various defined benefit pension plans sponsored by Parent (the “Shared Plans”). Pension expense, calculated as actuarially determined service and interest cost, for CPD employees that participate in these Shared Plans was $542 thousand and $604 thousand in fiscal 2015 and 2014, respectively. The combined balance sheets do not include any liabilities associated with the Shared Plans.

11. Income Taxes

As previously discussed in Note 2, although certain portions of CPD’s operations were historically included as a part of Parent’s tax returns, the income tax provisions in the combined statements of operations have been calculated as if CPD filed separate income tax returns and was operating as a stand-alone business for each period presented, also known as the separate-return method. Therefore, portions of items such as net operating losses, credit carryforwards, other deferred taxes, uncertain tax positions, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Parent’s consolidated financial statements and may not be reflective of CPD’s actual tax balances.

Because portions of CPD’s operations are included in Parent’s tax returns, payments to certain tax authorities are made by Parent, and not by CPD. CPD does not maintain taxes payable to/from Parent and the payments are deemed to settle the annual current tax payable balances immediately with the legal entities paying the tax in the respective jurisdictions. These settlements are reflected as changes in Parent company investment.

Components of the income tax expense were as follows:

	Fiscal
	2015	2014
	(in thousands)
Current:
U.S.:
Federal	$—	$—
State	—	—
Non-U.S.	11,008	10,875
Current income tax provision	11,008	10,875
Deferred:
U.S.:
Federal	—	—
State	—	—
Non-U.S.	(1,238)	(4,750)
Deferred income tax provision (benefit)	(1,238)	(4,750)
Income tax expense (benefit)	$9,770	$6,125

The U.S. and non-U.S. components of income before income taxes were as follows:

	Fiscal
	2015	2014
	(in thousands)
U.S.	$(2,362)	$(7,193)
Non-U.S.	26,371	30,921
Income before income taxes	$24,009	$23,728

The reconciliation between U.S. federal income taxes at the statutory rate and provision for income taxes on continuing operations was as follows:

	Fiscal
	2015	2014
	(in thousands)
Notional U.S. federal income tax provision at the statutory rate	$8,403	$8,305
Adjustments to reconcile to the income tax provision:
Non-U.S. net earnings	(3,177)	(6,207)
Tax effect of intra-entity transactions	3,360	2,643
Valuation allowance	1,031	1,710
Other	153	(326)
Income tax expense	$9,770	$6,125

Income tax expense for fiscal 2015 reflects expense of $3,360 thousand and $1,031 thousand, respectively, related to the tax impact of an intra-entity sale of property and changes in the valuation allowance primarily related to certain U.S. and non-U.S. net operating loss carryforwards.

Income tax expense for fiscal 2014 reflects expense of $2,643 thousand and $1,710 thousand, respectively, related to the tax impact of an intra-entity sale of property and changes in the valuation allowance primarily related to certain U.S. and non-U.S. net operating loss carryforwards.

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset were as follows:

	Fiscal Year End
	2015	2014
	(in thousands)
Deferred tax assets:
Accrued liabilities and reserves	$5,433	$7,199
Property, plant, and equipment	3,339	3,670
Tax loss carryforwards	5,755	2,822
Inventories	2,547	2,885
Other	81	60
	17,155	16,636
Deferred tax liabilities:
Intangible assets	(6,503)	(7,285)
Other	(134)	(247)
	(6,637)	(7,532)
Net deferred tax asset before valuation allowance	10,518	9,104
Valuation allowance	(7,346)	(6,436)
Net deferred tax asset	$3,172	$2,668

As of fiscal year end 2015, we had $3,080 thousand of U.S. net operating loss carryforwards (tax effected) and $181 thousand of U.S. state net operating loss carryforwards (tax effected) which will expire in future years through 2035. We also had $2,494 thousand of net operating loss carryforwards (tax effected) in certain non-U.S. jurisdictions, of which $1,439 thousand have no expiration and $1,055 thousand will expire in future years through 2025.

The valuation allowance for deferred tax assets of $7,346 and $6,436 thousand at fiscal year end 2015 and 2014, respectively, relates to the uncertainty in the utilization of certain deferred tax assets, primarily tax losses, in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. The valuation allowance was calculated in accordance with the provisions of ASC 740, which requires that a valuation allowance be established or maintained when it is more likely than not that all or a portion of deferred tax assets will not be realized.

CPD activities are conducted in various legal entities of Parent and its subsidiaries. These legal entities operate in a variety of taxing jurisdictions and file income tax returns as required. The income tax amounts presented for CPD include certain reasonable allocations of the book/tax differences and tax attributes of these legal entities. Certain CPD U.S. and non-U.S. operations generated tax losses that were included in profitable Parent subsidiaries. In these Combined Financial Statements, we have presented these tax losses as hypothetical tax loss carryforwards, subject to a valuation allowance, if applicable.

The basis of presentation in the Combined Financial Statements is a combination and the tax calculation assumes that there is no parent of this group of companies and no parent subsidiary ownership relationship in the group. Therefore, it is not applicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Uncertain Tax Position Provisions of ASC 740

The unrecognized income tax benefits and related amounts presented below include certain reasonable allocations of tax, interest, and penalties. A combination of specific identification and allocation, as appropriate, was applied.

As of fiscal year end 2015 and 2014, CPD had total unrecognized income tax benefits of $5,624 thousand and $6,485 thousand, respectively. If recognized in future periods, all of these currently unrecognized income tax benefits would impact the income tax provision and effective tax rate. The following table summarizes the activity related to unrecognized income tax benefits:

	Fiscal
	2015	2014
	(in thousands)
Balance at beginning of fiscal year	$6,485	$7,623
Additions related to prior periods tax positions	1,392	134
Reductions related to prior periods tax positions	(1,824)	(1,271)
Additions related to current period tax positions	102	747
Settlements	(531)	(748)
Balance at end of fiscal year	$5,624	$6,485

We record accrued interest as well as penalties related to uncertain tax positions as part of the provision for income taxes. As of fiscal year end 2015 and 2014, we had recorded $732 thousand and $853 thousand, respectively, of accrued interest and penalties related to uncertain tax positions on the combined balance sheets, all of which was recorded in income taxes. During fiscal 2015 and 2014, we recognized benefits of $121 thousand and $204 thousand, respectively related to interest and penalties on the combined statements of operations.

CPD’s operations were included in various income tax returns which were filed on a unitary, consolidated, or stand-alone basis in multiple U.S. jurisdictions, which generally have statutes of limitations ranging from 3 to 4 years.

CPD’s non-U.S. operations were included in various income tax returns of non-U.S. subsidiaries which file income tax returns in the countries in which they have operations. Generally, these countries have statutes of limitations ranging from 3 to 10 years.

As of September 25, 2015, under applicable statutes, the following tax years remained subject to examination in the major tax jurisdictions indicated:

Jurisdiction	Open Years
China	2005 through 2015
Hong Kong	2009 through 2015
Japan	2009 through 2015
Switzerland	2010 through 2015
U.S.—federal and state and local	2011 through 2015

In most jurisdictions, taxing authorities retain the ability to review prior tax years and to adjust any net operating loss and tax credit carryforwards from these years that are utilized in a subsequent period.

Although it is difficult to predict the timing or results of our worldwide examinations, we estimate that up to approximately $1,800 thousand of unrecognized income tax benefits, excluding the impact relating to accrued interest and penalties, could be resolved within the next twelve months.

We are not aware of any other matters that would result in significant changes to the amount of unrecognized income tax benefits reflected on the combined balance sheets as of September 25, 2015.

12. Accumulated Other Comprehensive Income

The change in currency translation, the sole component of accumulated other comprehensive income, were as follows:

Currency Translation

Balance at September 27, 2013	$25,919
Net other comprehensive loss	(4,065)
Balance at September 26, 2014	21,854
Net other comprehensive loss	(5,357)
Balance at September 25, 2015	$16,497

No activity was reclassified to net income from accumulated other comprehensive income during fiscal 2015 and 2014.

13. Share Plans

Equity awards (primarily restricted share awards and share options) granted by Parent to CPD employees are administered by the management development and compensation committee of Parent’s board of directors, which consists exclusively of independent directors. Parent’s plans, of which the TE Connectivity Ltd. 2007 Stock and Incentive Plan, as amended and restated, is the primary plan, provide for the award of annual performance bonuses and long-term performance awards, including share options, restricted and performance units, deferred stock units, and other share-based awards (collectively, “Awards”) and allow for the use of unissued shares or treasury shares to be used to satisfy such Awards.

Share-Based Compensation Expense

Total share-based compensation expense, which was included in general and administrative expenses on the combined statements of operations, was $1,093 thousand and $1,175 thousand during fiscal 2015 and 2014, respectively. We have recognized a related tax benefit associated with our share-based compensation arrangements of $48 thousand and $52 thousand in fiscal 2015 and 2014, respectively.

Restricted Share Awards

Restricted share awards, which are generally in the form of restricted share units, are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant. All restrictions on an award will lapse upon death or disability of the employee. If the employee satisfies retirement requirements, a portion of the award may vest, depending on the terms and conditions of the particular grant. Recipients of restricted units have no voting rights, but do receive dividend equivalents. For grants that vest through passage of time, the fair value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards is determined based on the closing value of our shares on the grant date. Restricted share awards generally vest in increments over a period of four years as determined by the management development and compensation committee.

A summary of restricted share award activity is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 26, 2014	69,017	$40.73
Granted	17,248	61.50
Vested	(29,767)	38.06
Forfeited	(3,931)	43.95
Non-vested at September 25, 2015	52,567	48.78

The weighted-average grant-date fair value of restricted share awards granted during fiscal 2015 and 2014 was $61.50 and $52.60, respectively.

As of September 25, 2015, there was $1,533 thousand of unrecognized compensation cost related to non-vested restricted share awards. The cost is expected to be recognized over a weighted-average period of 1.5 years.

Share Options

Share options are granted to purchase our common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. All restrictions on the award will lapse upon death or disability of the employee. If the employee satisfies retirement requirements, a portion of the award may vest, depending on the terms and conditions of the particular grant. Options generally vest and become exercisable in equal annual installments over a period of four years and expire ten years after the date of grant.

A summary of share option award activity is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding at September 26, 2014	30,980	$38.78
Granted	11,550	61.50
Exercised	(15,717)	36.46
Outstanding at September 25, 2015	26,813	$49.93	8.1	$263
Vested and expected to vest at September 25, 2015	24,963	$49.94	8.1	$245
Exercisable at September 25, 2015	1,525	$51.61	8.1	$10

The weighted-average exercise price of share option awards granted during fiscal 2015 and 2014 was $61.50 and $51.61, respectively.

As of September 25, 2015, there was $150 thousand of unrecognized compensation cost related to non-vested share options granted under our share option plans. The cost is expected to be recognized over a weighted-average period of 1.5 years.

Share-Based Compensation Assumptions

The grant-date fair value of each share option grant was estimated using the Black-Scholes-Merton option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Parent employs historical share volatility when calculating the grant-date fair value of share option grants using the Black-Scholes-Merton option pricing model. Currently, Parent does not have exchange-traded options of sufficient duration to employ an implied volatility assumption in the calculation and therefore relies solely on the historical volatility calculation. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate was based on U.S. Treasury zero-coupon issues with a remaining term that approximated the expected life assumed at the date of grant. The expected annual dividend per share was based on Parent’s expected dividend rate. The recognized share-based compensation expense was net of estimated forfeitures, which are based on voluntary termination behavior as well as an analysis of actual option forfeitures.

The weighted-average grant-date fair value of options granted and the weighted-average assumptions we used in the Black-Scholes-Merton option pricing model were as follows:

	Fiscal
	2015	2014
Weighted-average grant-date fair value	$18.82	$16.75

Assumptions:
Expected share price volatility	36%	39%
Risk free interest rate	2.0%	1.8%
Expected annual dividend per share	$1.16	$1.00
Expected life of options (in years)	6.0	6.0

The total intrinsic value of options exercised during fiscal 2015 and 2014 was $438 thousand and $932 thousand, respectively. The total fair value of restricted share awards that vested during fiscal 2015 and 2014 was $1,133 thousand and $1,976 thousand, respectively.

14. Related-Party Transactions, Parent’s Net Investment, and Significant Transactions

Related-Party Transactions

All significant intercompany transactions and accounts within CPD’s combined businesses have been eliminated. All intercompany transactions between CPD and Parent and/or Parent’s other subsidiaries have been included in these Combined Financial Statements as changes in Parent company investment. As the books and records of CPD were not kept on a separate-company basis, the determination of the average net balance due to or from Parent was not practicable.

Corporate Allocations and Parent Company Investment

Historically, Parent has provided services to, and funded certain expenses for CPD that have been included as a direct component of CPD’s historical accounting records, such as information technology, global operations, legal, and finance (the “direct allocations”). In addition, the Combined Financial Statements include general corporate expenses of Parent which were not historically allocated to CPD for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level (“general corporate expenses”). The general corporate expenses often related to the same or similar functions as the direct allocations, but were not recorded at the business unit level for Parent financial reporting purposes. The general corporate expenses, however, incrementally included amounts related to, for example, corporate employee stock compensation, as well as other corporate costs not specifically benefiting any of Parent’s business units. For purposes of these stand-alone financial statements, the general corporate expenses have been allocated to CPD. The direct allocations and general corporate expenses are included in the combined statements of operations as components of cost of sales; selling expenses; research, development, and engineering expenses; and general and administrative expenses, respectively, and accordingly as a component of business unit equity. These expenses have been allocated to CPD on a pro rata basis of operating income. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating general corporate expenses from Parent, are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect CPD’s combined results of operations, financial position, and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if CPD had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The corporate allocations made during fiscal 2015 and 2014 of $15,486 thousand and $16,602 thousand, respectively, included both general corporate expenses of Parent which were not historically allocated to CPD of $4,784 thousand and $5,956 thousand, respectively, and the direct allocations historically recorded on CPD’s accounting records primarily consisting of approximately $10,702 thousand and $10,646 thousand, respectively.

All significant intercompany transactions between CPD and Parent are considered to be effectively settled for cash at the time the separation of CPD from Parent is recorded. As discussed above, the total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Parent company investment.

15. Subsequent Events

CPD has evaluated subsequent events through January 8, 2016, the date the Combined Financial Statements were issued.

On November 7, 2015, Parent entered into a definitive agreement to sell CPD for $350 million in cash, subject to a final working capital adjustment. The transaction is expected to close during the second quarter of fiscal 2016 pending customary closing conditions and regulatory approvals. No other significant subsequent events have occurred through this date requiring adjustment to the Combined Financial Statements or disclosures.